Exhibit 99.1

Investor Contact:	Media Contact:
Arthur Shannon	Lainie Keller
arthur.shannon@bauschhealth.com	lainie.keller@bauschhealth.com
(514) 856-3855	(908) 927-0617
(877) 281-6642 (toll free)

BAUSCH HEALTH COMPANIES INC. ANNOUNCES THIRD-QUARTER 2018 RESULTS

•	Third-Quarter 2018 Financial Results

◦	Revenues of $2.136 Billion

◦	GAAP Cash Flow From Operations of $522 Million

◦	GAAP Net Loss of $350 Million

◦	Adjusted EBITDA (non-GAAP)[1] of $916 Million

•	Delivered Organic Growth[2] Across All Reporting Segments

•	Repaid More Than $360 Million of Debt in the Quarter With Cash Generated From Operations

•	Maintained Revenue Guidance Range and Raised Full-Year Adjusted EBITDA (non-GAAP) Guidance Range

LAVAL, Quebec, Nov. 6, 2018 - Bausch Health Companies Inc. (NYSE/TSX: BHC) (“Bausch Health” or the “Company” or “we”) today announced its third-quarter 2018 financial results.

“In addition to another consecutive quarter of overall organic growth2, the Company delivered organic growth2 across all reporting segments and generated robust cash flow from operations in the third quarter of 2018,” said Joseph C. Papa, chairman and CEO, Bausch Health. “These results demonstrate that our progress toward transformation is on track as we continue to execute within our core businesses, launch new products, resolve legacy issues and reduce the total quantum of our debt.”

“As we look to the end of the year, we are maintaining our full-year revenue guidance range and raising our full-year Adjusted EBITDA (non-GAAP) guidance range,” continued Mr. Papa.

Company Highlights

Executing on Core Businesses and Advancing Pipeline

•
Reported revenue in the Bausch + Lomb/International segment decreased by 7% compared to the third quarter of 2017, primarily due to divestitures and discontinuations; revenue in this segment grew organically[2] by 3% compared to the third quarter of 2017, primarily due to volume increases in all businesses of the segment

◦	Segment reported eighth consecutive quarter of organic revenue growth[2]

◦	LUMIFY® has become the number one physician-recommended brand in the Redness Reliever category[3] and one of the top 2 brands in the category[4], achieving a weekly market share of 26%[5]

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1 Please see the tables at the end of this news release for a reconciliation of this and other non-GAAP measures to the nearest comparable GAAP measure.
2 Organic growth, a non-GAAP metric, is defined as an increase on a period-over-period basis in revenues on a constant currency basis (if applicable) excluding the impact of recent acquisitions, divestitures and discontinuations.
3 IQVIA ProVoice Monthly Survey Month Ending September 2018.
4 IRI Retail Dollar Share for the week ending Oct. 28, 2018.
5 Retail dollar share for total United States (MULO + AMAZON) for the week ending Oct. 28, 2018, according to IRI and One Click Retail.

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◦	Launched AQUALOX™ (Silicone hydrogel, or SiHy, daily) in Japan in September 2018

•	Grew revenue in the Salix segment by 2% compared to the third quarter of 2017 despite generic competition following the loss of exclusivity for UCERIS®

◦	XIFAXAN® revenue increased by 11% compared to the third quarter of 2017

◦	Launched PLENVU®, a one-liter PEG bowel cleansing preparation for colonoscopies, in the United States

◦	U.S. launch of LUCEMYRATM, the first and only non-opioid medication for the mitigation of withdrawal symptoms to facilitate abrupt discontinuation of opioids in adults, with US WorldMeds

◦
Entered into an exclusive agreement with Dova Pharmaceuticals, Inc. to co-promote DOPTELET® in the United States, for the treatment of thrombocytopenia in adult patients with chronic liver disease who are scheduled to undergo a procedure

◦
Entered into an amendment to an existing license agreement with Alfasigma S.p.A. (Alfasigma) to initiate a late-stage clinical program to study an investigational formulation of rifaximin in patients with Postoperative Crohn’s disease

◦	Expanded microbiome research and discovery through strategic collaboration with Cedars-Sinai Medical Center

•	Continued efforts to stabilize the Ortho Dermatologics segment

◦	The U.S. Food and Drug Administration (FDA) approved the New Drug Application (NDA) for ALTRENO™ Lotion for the treatment of acne vulgaris, and ALTRENOTM has now launched

◦
The FDA has provided tentative approval of the NDA for BRYHALITM Lotion for the topical treatment of plaque psoriasis in adult patients; the Company plans to launch BRYHALITM Lotion, as scheduled, later this month, following receipt of final FDA approval, which is pending due to the expiration of exclusivity for a related product

◦	The FDA accepted the resubmission of the NDA for DUOBRIITM[6] Lotion for the topical treatment of plaque psoriasis with a PDUFA action date of Feb. 15, 2019

•	Released first annual Corporate Social Responsibility report

Addressing Debt

•	$522 million of cash generated from operations was used to repay more than $360 million of debt in the third quarter of 2018

◦	Repaid $114 million of senior secured term loans and $250 million of revolver borrowings

◦	Eliminated all mandatory amortization for the remainder of 2018

•	Additionally, on Oct. 26, 2018, redeemed $125 million aggregate principal amount of outstanding 7.50% unsecured Senior Notes due 2021, using cash generated from operations

Resolving Legal Issues

•	Achieved dismissals or other positive outcomes in resolving and managing litigation and investigations in approximately 60 matters since Jan. 1, 2018

◦	Resolved the XIFAXAN® intellectual property litigation with Actavis Laboratories FL, Inc., preserving market exclusivity for XIFAXAN® 550 mg tablets until 2028[7]

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6 Provisional name.
7 Actavis will be able to begin marketing the medicine earlier if another generic rifaximin product is granted approval and starts selling or distributing such generic rifaximin product before Jan. 1, 2028.

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◦
Resolved the legacy Salix investigation by the U.S. Securities and Exchange Commission with no monetary penalty; settlement remains subject to approval by the U.S. District Court for the Southern District of New York

◦	Resolved outstanding arbitration with Alfasigma

Third-Quarter 2018 Revenue Performance
Total reported revenues were $2.136 billion for the third quarter of 2018, as compared to $2.219 billion in the third quarter of 2017, a decrease of $83 million, or 4%. Excluding the impact of the 2017 divestitures and discontinuations of $112 million and the unfavorable impact of foreign exchange of $30 million, revenue grew organically2 by 3% compared to the third quarter of 2017, driven by organic growth2 across all four segments.

Revenues by segment for the third quarter of 2018 were as follows:

(in millions)	3Q 2018	3Q 2017	Reported Change	Reported Change	Change at Constant Currency[8]	Organic[2] Change
Segment
Bausch + Lomb/International	$1,147	$1,234	($87)	(7%)	(5%)	3%
Salix	$460	$452	$8	2%	2%	2%
Ortho Dermatologics	$177	$177	$0	—%	1%	1%
Diversified Products	$352	$356	($4)	(1%)	(1%)	4%
Total Revenues	$2,136	$2,219	($83)	(4%)	(2%)	3%

Bausch + Lomb/International Segment
Bausch + Lomb/International segment revenues were $1.147 billion for the third quarter of 2018, as compared to $1.234 billion for the third quarter of 2017, a decrease of $87 million, or 7%. Excluding the impact of divestitures and discontinuations of $94 million, and the unfavorable impact of foreign exchange of $29 million, the Bausch + Lomb/International segment grew organically2 by approximately 3% compared to the third quarter of 2017.

Salix Segment
Salix segment revenues were $460 million for the third quarter of 2018, as compared to $452 million for the third quarter of 2017, an increase of $8 million, or 2%, despite generic competition following the loss of exclusivity for UCERIS®. Growth in the segment was driven by higher sales of XIFAXAN®, as well as higher sales of RELISTOR®, which grew 88% in the third quarter of 2018 compared to the third quarter of 2017.

Ortho Dermatologics Segment
Ortho Dermatologics segment revenues were $177 million for the third quarter of 2018, which was in line with the third quarter of 2017. Excluding the unfavorable impact of foreign exchange of $1 million, the Ortho Dermatologics segment grew organically2 by 1% compared to the third quarter of 2017. Revenues in the Global Solta business grew by 12% on a reported basis and by 15% organically2
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5 To assist investors in evaluating the Company’s performance, we have adjusted for changes in foreign currency exchange rates. Change at constant currency, a non-GAAP metric, is determined by comparing 2018 reported amounts adjusted to exclude currency impact, calculated using 2017 monthly average exchange rates, to the actual 2017 reported amounts.

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compared to the third quarter of 2017, driven by demand and the launch of the Thermage FLX™ System in additional markets around the world.

Diversified Products Segment
Diversified Products segment revenues were $352 million for the third quarter of 2018, as compared to $356 million for the third quarter of 2017, a decrease of $4 million, or 1%. The decline in revenue was partially offset by growth in the Generics business. Excluding the impact of divestitures and discontinuations of $16 million, the Diversified Products segment grew organically2 by 4% compared to the third quarter of 2017.

Operating Income
Operating income was $117 million for the third quarter of 2018, as compared to an operating income of $38 million for the third quarter of 2017, an increase of $79 million. The increase in operating results for the third quarter of 2018 primarily reflects favorable Cost of Goods Sold (COGS) and Selling, General and Administrative Expenses (SG&A), partially offset by an increase in Research & Development (R&D).

Net Loss
Net loss for the three months ended Sept. 30, 2018 was $350 million, as compared to net income of $1.301 billion for the same period in 2017, a decrease of $1.651 billion. The decrease is primarily due to a tax benefit of $1.397 billion generated in the third quarter of 2017 as a result of the completion of internal tax reorganization efforts that the Company had begun in the fourth quarter of 2016.

Adjusted net income (non-GAAP) for the third quarter of 2018 was $403 million, as compared to $367 million for the third quarter of 2017, an increase of $36 million, or 10%. The increase was primarily due to a reduction in interest expense of $39 million in the third quarter of 2018 and a lower tax rate due to changes in product and geography mix.

Operating Cash
The Company generated $522 million of cash from operations in the third quarter of 2018, as compared to $490 million in the third quarter of 2017, an increase of $32 million, or 7%. The increase in cash from operations was attributable to profitable operating results and improved working capital.

EPS
GAAP Earnings Per Share (EPS) Diluted for the third quarter of 2018 was ($1.00), as compared to $3.69 for the third quarter of 2017.

Adjusted EBITDA (non-GAAP)
Adjusted EBITDA (non-GAAP) was $916 million for the third quarter of 2018, as compared to $951 million for the third quarter of 2017, a decrease of $35 million, or 4%.

2018 Financial Outlook
Bausch Health has maintained its full-year revenue guidance range for 2018 and has raised its full-year Adjusted EBITDA (non-GAAP) guidance range for 2018:

•	Full-Year Revenues in the range of $8.15 - $8.35 billion

•	Full-Year Adjusted EBITDA (non-GAAP) in the range of $3.30 - $3.45 billion from $3.20 - $3.35 billion

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The Company is taking proactive steps to improve working capital through an ongoing efficiency initiative, Project CORE (Cost Optimization and Revenue Enhancement). As part of Project CORE, the Company plans to proactively reduce U.S. channel inventory in the fourth quarter of 2018, which we expect will result in a reduction in revenue and a decrease in profit. Despite this anticipated reduction in revenue, the Company is maintaining full-year revenue guidance, primarily due to actual outperformance and changes in the expected timing of products losing exclusivity, and is raising Adjusted EBITDA (non-GAAP) guidance, primarily due to actual outperformance and lower actual and expected SG&A expense.

Other than with respect to GAAP Revenues, the Company only provides guidance on a non-GAAP basis. The Company does not provide a reconciliation of forward-looking Adjusted EBITDA (non-GAAP) to GAAP net income (loss), due to the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliation. In periods where significant acquisitions or divestitures are not expected, the Company believes it might have a basis for forecasting the GAAP equivalent for certain costs, such as amortization, which would otherwise be treated as non-GAAP to calculate projected GAAP net income (loss). However, because other deductions (such as restructuring, gain or loss on extinguishment of debt and litigation and other matters) used to calculate projected net income (loss) vary dramatically based on actual events, the Company is not able to forecast on a GAAP basis with reasonable certainty all deductions needed in order to provide a GAAP calculation of projected net income (loss) at this time. The amount of these deductions may be material and, therefore, could result in projected GAAP net income (loss) being materially less than projected Adjusted EBITDA (non-GAAP). The guidance provided in this section represents forward-looking information, and actual results may vary. Please see the risks and assumptions referred to in the Forward-looking Statements section of this news release

Additional Highlights

•	Bausch Health’s cash and cash equivalents were $973 million at Sept. 30, 2018

•	The Company’s availability under the Revolving Credit Facility was approximately $980 million at Sept. 30, 2018

Conference Call Details

Date:	Tuesday, Nov. 6, 2018
Time:	8:00 a.m. ET
Webcast:	http://ir.bauschhealth.com/events-and-presentations
Participant Event Dial-in:	+1 (888) 317-6003 (United States)
+1 (412) 317-6061 (International)
+1 (866) 284-3684 (Canada)
Participant Passcode:	4973686
Replay Dial-in:	+1 (877) 344-7529 (United States)
+1 (412) 317-0088 (International)
+1 (855) 669-9658 (Canada)
Replay Passcode:	10125383 (replay available until Nov. 13, 2018)

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About Bausch Health
Bausch Health Companies Inc. (NYSE/TSX: BHC) is a global company whose mission is to improve people's lives with our health care products. We develop, manufacture and market a range of pharmaceutical, medical device and over-the-counter products, primarily in the therapeutic areas of eye health, gastroenterology and dermatology. We are delivering on our commitments as we build an innovative company dedicated to advancing global health. More information can be found at www.bauschhealth.com.

Forward-looking Statements
This news release contains forward-looking information and statements, within the meaning of applicable securities laws (collectively, “forward-looking statements”), including, but not limited to, statements regarding anticipated approvals and launch dates for certain of the Company’s products and Bausch Health's future prospects and performance, including the Company’s 2018 full-year guidance, the Company’s plans to proactively reduce U.S. channel inventory and the anticipated impact of such plans. Forward-looking statements may generally be identified by the use of the words “anticipates,” “expects,” “intends,” “plans,” “should,” “could,” “would,” “may,” “will,” “believes,” “estimates,” “potential,” “target,” or “continue” and variations or similar expressions, and phrases or statements that certain actions, events or results may, could, should or will be achieved, received or taken, or will occur or result, and similar such expressions also identify forward-looking information. These forward-looking statements, including the Company’s full-year guidance, are based upon the current expectations and beliefs of management and are provided for the purpose of providing additional information about such expectations and beliefs, and readers are cautioned that these statements may not be appropriate for other purposes. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties include, but are not limited to, the risks and uncertainties discussed in the Company's most recent annual or quarterly report and detailed from time to time in the Company's other filings with the Securities and Exchange Commission and the Canadian Securities Administrators, which risks and uncertainties are incorporated herein by reference. In addition, certain material factors and assumptions have been applied in making these forward-looking statements, including, without limitation, assumptions regarding our 2018 full-year guidance with respect to the timing and anticipated effect of the implementation of the Company’s Project Core, adjusted SG&A expense (non-GAAP), and the Company’s ability to continue to manage such expense in the manner anticipated, the anticipated timing and extent of the Company’s R&D expense, interest expense, our adjusted tax rate (non-GAAP), the average fully diluted share count, the expected timing and impact of loss of exclusivity for certain of our products, and the expected amount of certain additional cash items (such as capital expenditures) and non-cash adjustments (including depreciation and stock-based compensation), and the assumption that the risks and uncertainties outlined above will not cause actual results or events to differ materially from those described in these forward-looking statements, and additional information regarding certain of these material factors and assumptions may also be found in the Company’s filings described above. The Company believes that the material factors and assumptions reflected in these forward-looking statements are reasonable in the circumstances, but readers are cautioned not to place undue reliance on any of these forward-looking statements. These forward-looking statements speak only as of the date hereof. Bausch Health undertakes no obligation to update any of these forward-looking statements to reflect events or circumstances after the date of this news release or to reflect actual outcomes, unless required by law.

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Non-GAAP Information
To supplement the financial measures prepared in accordance with U.S. generally accepted accounting principles (GAAP), the Company uses certain non-GAAP financial measures, including (i) Adjusted EBITDA (non-GAAP), (ii) organic growth/change and (iii) constant currency. As discussed below, we also provide Adjusted Net Income (non-GAAP) to provide supplemental information to readers. Management uses these non-GAAP measures as key metrics in the evaluation of company performance and the consolidated financial results and, in part, in the determination of cash bonuses for its executive officers. The Company believes these non-GAAP measures are useful to investors in their assessment of our operating performance and the valuation of our Company. In addition, these non-GAAP measures address questions the Company routinely receives from analysts and investors, and in order to assure that all investors have access to similar data, the Company has determined that it is appropriate to make this data available to all investors.

However, these measures are not prepared in accordance with GAAP nor do they have any standardized meaning under GAAP. In addition, other companies may use similarly titled non-GAAP financial measures that are calculated differently from the way we calculate such measures. Accordingly, our non-GAAP financial measures may not be comparable to similar non-GAAP measures. We caution investors not to place undue reliance on such non-GAAP measures, but instead to consider them with the most directly comparable GAAP measures. Non-GAAP financial measures have limitations as analytical tools and should not be considered in isolation. They should be considered as a supplement to, not a substitute for, or superior to, the corresponding measures calculated in accordance with GAAP.

The reconciliations of these historic non-GAAP measures to the most directly comparable financial measures calculated and presented in accordance with GAAP are shown in the tables below. However, as indicated above, for guidance purposes, the Company does not provide reconciliations of projected Adjusted EBITDA (non-GAAP) to projected GAAP net income (loss), due to the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliations.

Specific Non-GAAP Measures
Adjusted EBITDA (non-GAAP)
Adjusted EBITDA (non-GAAP) is GAAP net (loss) income (its most directly comparable GAAP financial measure) adjusted for certain items, as further described below. Management of the Company believes that Adjusted EBITDA (non-GAAP), along with the GAAP measures used by management, most appropriately reflect how the Company measures the business internally and sets operational goals and incentives, especially in light of the Company's new strategies. In particular, the Company believes that Adjusted EBITDA (non-GAAP) focuses management on the Company's underlying operational results and business performance. As a result, the Company uses Adjusted EBITDA (non-GAAP) both to assess the actual financial performance of the Company and to forecast future results as part of its guidance. Management believes Adjusted EBITDA (non-GAAP) is a useful measure to evaluate current performance. Adjusted EBITDA (non-GAAP) is intended to show our unleveraged, pre-tax operating results and therefore reflects our financial performance based on operational factors. In addition, cash bonuses for the Company's executive officers and other key employees are based, in part, on the achievement of certain Adjusted EBITDA (non-GAAP) targets.

Adjusted EBITDA (non-GAAP) reflects adjustments based on the following items:

•
Restructuring and integration costs: Since 2016, while the Company has undertaken fewer acquisitions, the Company has incurred additional restructuring costs as it implements its new strategies, which involve, among other things, improvements to our infrastructure and other operational improvements, internal reorganizations and impacts from the divestiture of assets and

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businesses. With regard to infrastructure and operational improvements which the Company has taken to improve efficiencies in the businesses and facilities, these tend to be costs intended to right size the business or organization that fluctuate significantly between periods in amount, size and timing, depending on the improvement project, reorganization or transaction. As a result, the Company does not believe that such costs (and their impact) are truly representative of the underlying business. The Company believes that the adjustments of these items provide supplemental information with regard to the sustainability of the Company’s operating performance, allow for a comparison of the financial results to historical operations and forward-looking guidance and, as a result, provide useful supplemental information to investors.

•
Acquired in-process research and development costs: The Company has excluded expenses associated with acquired in-process research and development, as these amounts are inconsistent in amount and frequency and are significantly impacted by the timing, size and nature of acquisitions. Furthermore, as these amounts are associated with research and development acquired, the Company does not believe that they are a representation of the Company’s research and development efforts during the period.

•
Asset Impairments: The Company has excluded the impact of impairments of finite-lived and indefinite-lived intangible assets, as well as impairments of assets held for sale, as such amounts are inconsistent in amount and frequency and are significantly impacted by the timing and/or size of acquisitions and divestitures. The Company believes that the adjustments of these items correlate with the sustainability of the Company’s operating performance. Although the Company excludes intangible impairments from its non-GAAP expenses, the Company believes that it is important for investors to understand that intangible assets contribute to revenue generation.

•
Goodwill Impairments: The Company has excluded the impact of goodwill impairment. When the Company has made acquisitions where the consideration paid was in excess of the fair value of the net assets acquired, the remaining purchase price is recorded as goodwill. For assets that we developed ourselves, no goodwill is recorded. Goodwill is not amortized but is tested for impairment. For periods prior to Jan. 1, 2018, the amount of goodwill impairment is measured as the excess of the carrying value of a reporting unit’s goodwill over its implied fair value. However, in January 2017, new accounting guidance was issued which simplifies the subsequent measurement of an impairment to goodwill. Under the new guidance, which the Company early adopted effective Jan. 1, 2018, the amount of goodwill impairment is measured as the excess of a reporting unit’s carrying value over its fair value. Management excludes these charges in measuring the performance of the Company and the business.

•
Share-based Compensation: The Company has excluded the impact of costs relating to share-based compensation. The Company believes that the exclusion of share-based compensation expense assists investors in the comparisons of operating results to peer companies. Share-based compensation expense can vary significantly based on the timing, size and nature of awards granted.

•
Acquisition- related adjustments excluding amortization of intangible assets and depreciation expense: The Company has excluded the impact of acquisition-related contingent consideration non-cash adjustments due to the inherent uncertainty and volatility associated with such amounts based on changes in assumptions with respect to fair value estimates, and the amount and frequency of such adjustments is not consistent and is significantly impacted by the timing and size of the Company’s acquisitions, as well as the nature of the agreed-upon consideration. In addition, the Company has excluded the impact of fair value inventory step-up resulting from acquisitions as the amount and frequency of such adjustments are not consistent and are significantly impacted by the timing and size of its acquisitions.

•
Loss on extinguishment of debt: The Company has excluded loss on extinguishment of debt as this represents a cost of refinancing our existing debt and is not a reflection of our operations for the period. Further, the amount and frequency of such charges are not consistent and are significantly

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impacted by the timing and size of debt financing transactions and other factors in the debt market out of management’s control.

•
Other Non-GAAP Charges: The Company has excluded certain other amounts, including legal and other professional fees incurred in connection with recent legal and governmental proceedings, investigations and information requests respecting certain of our distribution, marketing, pricing, disclosure and accounting practices, litigation and other matters, and net (gain)/loss on sale of assets. In addition, the Company has excluded certain other expenses that are the result of other, non-comparable events to measure operating performance. These events arise outside of the ordinary course of continuing operations. Given the unique nature of the matters relating to these costs, the Company believes these items are not normal operating expenses. For example, legal settlements and judgments vary significantly, in their nature, size and frequency, and, due to this volatility, the Company believes the costs associated with legal settlements and judgments are not normal operating expenses. In addition, as opposed to more ordinary course matters, the Company considers that each of the recent proceedings, investigations and information requests, given their nature and frequency, are outside of the ordinary course and relate to unique circumstances. The Company believes that the exclusion of such out-of-the-ordinary-course amounts provides supplemental information to assist in the comparison of the financial results of the Company from period to period and, therefore, provides useful supplemental information to investors. However, investors should understand that many of these costs could recur and that companies in our industry often face litigation.

Finally, to the extent not already adjusted for above, Adjusted EBITDA (non-GAAP) reflects adjustments for interest, taxes, depreciation and amortization (EBITDA represents earnings before interest, taxes, depreciation and amortization).

Adjusted Net Income (non-GAAP)
Historically, management has used adjusted net income (non-GAAP) (the most directly comparable GAAP financial measure for which is GAAP net income (loss)) for strategic decision making, forecasting future results and evaluating current performance. This non-GAAP measure excludes the impact of certain items (as further described below) that may obscure trends in the Company’s underlying performance. By disclosing this non-GAAP measure, it was management’s intention to provide investors with a meaningful, supplemental comparison of the Company’s operating results and trends for the periods presented. It was management’s belief that this measure was also useful to investors as such measure allowed investors to evaluate the Company’s performance using the same tools that management had used to evaluate past performance and prospects for future performance. Accordingly, it was the Company’s belief that adjusted net income (non-GAAP) was useful to investors in their assessment of the Company’s operating performance and the valuation of the Company. It is also noted that, in recent periods, our GAAP net income (loss) was significantly lower than our adjusted net income (non-GAAP). Commencing in 2017, management of the Company identified and began using certain new primary financial performance measures to assess the Company’s financial performance. However, management still believes that adjusted net income (non-GAAP) may be useful to investors in their assessment of the Company and its performance.

In addition to certain of the adjustments described above (namely restructuring and integration costs, acquired in-process research and development costs, loss on extinguishment of debt, asset impairments, acquisition-related adjustments, excluding amortization, and other non-GAAP charges), adjusted net income (non-GAAP) also reflects adjustments based on the following additional item:

•
Amortization of intangible assets: The Company has excluded the impact of amortization of intangible assets, as such amounts are inconsistent in amount and frequency and are significantly impacted by the timing and/or size of acquisitions. The Company believes that the adjustments of

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these items correlate with the sustainability of the Company’s operating performance. Although the Company excludes amortization of intangible assets from its non-GAAP expenses, the Company believes that it is important for investors to understand that such intangible assets contribute to revenue generation. Amortization of intangible assets that relate to past acquisitions will recur in future periods until such intangible assets have been fully amortized. Any future acquisitions may result in the amortization of additional intangible assets.

Organic Growth/Change
Organic growth/change, a non-GAAP metric, is defined as a change on a period-over-period basis in revenues on a constant currency basis (if applicable) excluding the impact of recent acquisitions, divestitures and discontinuations. Organic growth/change is change in GAAP Revenue (its most directly comparable GAAP financial measure) adjusted for certain items, as further described below, of businesses that have been owned for one or more years. The Company uses organic revenue and organic growth/change to assess performance of its business units and operating and reportable segments, and the Company in total, without the impact of foreign currency exchange fluctuations and recent acquisitions, divestitures and product discontinuations. The Company believes that such measures are useful to investors as it provides a supplemental period-to-period comparison.

Organic revenue growth/change reflects adjustments for: (i) the impact of period-over-period changes in foreign currency exchange rates on revenues and (ii) the revenues associated with acquisitions, divestitures and discontinuations of businesses divested and/ or discontinued. These adjustments are determined as follows:

•
Foreign currency exchange rates: Although changes in foreign currency exchange rates are part of our business, they are not within management’s control. Changes in foreign currency exchange rates, however, can mask positive or negative trends in the business. The impact for changes in foreign currency exchange rates is determined as the difference in the current period reported revenues at their current period currency exchange rates and the current period reported revenues revalued using the monthly average currency exchange rates during the comparable prior period.

•
Acquisitions, divestitures and discontinuations: In order to present period-over-period organic revenues (non-GAAP) on a comparable basis, revenues associated with acquisitions, divestitures and discontinuations are adjusted to include only revenues from those businesses and assets owned during both periods. Accordingly, organic revenue (non-GAAP) growth/change excludes from the current period, revenues attributable to each acquisition for twelve months subsequent to the day of acquisition, as there are no revenues from those businesses and assets included in the comparable prior period. Organic revenue (non-GAAP) growth/change excludes from the prior period (but not the current period), all revenues attributable to each divestiture and discontinuance during the twelve months prior to the day of divestiture or discontinuance, as there are no revenues from those businesses and assets included in the comparable current period.

Constant Currency
Changes in the relative values of non-U.S. currencies to the U.S. dollar may affect the Company’s financial results and financial position. To assist investors in evaluating the Company’s performance, we have adjusted for foreign currency effects. Constant currency impact is determined by comparing 2018 reported amounts adjusted to exclude currency impact, calculated using 2017 monthly average exchange rates, to the actual 2017 reported amounts.

Please also see the reconciliation tables below for further information as to how these non-GAAP measures are calculated for the periods presented.

FINANCIAL TABLES FOLLOW

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Bausch Health Companies Inc.				Table 1
Condensed Consolidated Statements of Operations
For the Three and Nine Months ended September 30, 2018 and 2017
(unaudited)

	Three Months Ended		Nine Months Ended
	September 30		September 30
(in millions)	2018	2017	2018	2017
Revenues
Product sales	$2,108	$2,186	$6,173	$6,462
Other revenues	28	33	86	99
	2,136	2,219	6,259	6,561
Expenses
Cost of goods sold (excluding amortization and impairments of intangible assets)	573	650	1,717	1,869
Cost of other revenues	9	9	32	32
Selling, general and administrative	614	623	1,847	1,943
Research and development	107	81	293	271
Amortization of intangible assets	658	657	2,142	1,915
Goodwill impairments	—	312	2,213	312
Asset impairments	89	406	434	629
Restructuring and integration costs	3	6	16	42
Acquired in-process research and development costs	—	—	1	5
Acquisition-related contingent consideration	(19)	(238)	(23)	(297)
Other income, net	(15)	(325)	(4)	(584)
	2,019	2,181	8,668	6,137
Operating income (loss)	117	38	(2,409)	424
Interest income	3	3	9	9
Interest expense	(420)	(459)	(1,271)	(1,392)
Loss on extinguishment of debt	—	(1)	(75)	(65)
Foreign exchange and other	—	19	18	87
Loss before (provision for) benefit from income taxes	(300)	(400)	(3,728)	(937)
(Provision for) benefit from income taxes	(51)	1,700	(74)	2,829
Net (loss) income	(351)	1,300	(3,802)	1,892
Net loss (income) attributable to noncontrolling interest	1	1	(2)	(1)
Net (loss) income attributable to Bausch Health Companies Inc.	$(350)	$1,301	$(3,804)	$1,891

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Bausch Health Companies Inc.				Table 2
Reconciliation of GAAP Net (Loss) Income to Adjusted Net Income (non-GAAP)
For the Three and Nine Months ended September 30, 2018 and 2017
(unaudited)

	Three Months Ended		Nine Months Ended
	September 30		September 30
(in millions)	2018	2017	2018	2017
Net (loss) income attributable to Bausch Health Companies Inc.	$(350)	$1,301	$(3,804)	$1,891
Non-GAAP adjustments: (a)
Amortization of intangible assets	658	657	2,142	1,915
Asset impairments	89	406	434	629
Goodwill impairments	—	312	2,213	312
Restructuring and integration costs	3	6	16	42
Acquired in-process research and development costs	—	—	1	5
Acquisition-related adjustments excluding amortization of intangible assets	(19)	(238)	(23)	(297)
Loss on extinguishment of debt	—	1	75	65
Legal and other professional fees	15	14	35	37
Litigation and other matters	(40)	3	(30)	111
Net loss (gain) on sale of assets	26	(328)	26	(695)
Other	(1)	—	(1)	—
Tax effect of non-GAAP adjustments	22	(1,767)	(42)	(3,013)
Total non-GAAP adjustments	753	(934)	4,846	(889)
Adjusted net income attributable to Bausch Health Companies Inc. (non-GAAP)	$403	$367	$1,042	$1,002

(a) The components of (and further details respecting) each of these non-GAAP adjustments and the financial statement line item to which each component relates can be found on Table 2a.

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Bausch Health Companies Inc.			Table 2a
Reconciliation of GAAP to Non-GAAP Financial Information
For the Three and Nine Months ended September 30, 2018 and 2017
(unaudited)

	Three Months Ended		Nine Months Ended
	September 30		September 30
(in millions)	2018	2017	2018	2017
Selling, general and administrative reconciliation:
GAAP Selling, general and administrative	$614	$623	$1,847	$1,943
Legal and other professional fees (a)	(15)	(14)	(35)	(37)
Other Selling, general and administrative (b)	—	—	1	—
Adjusted selling, general and administrative (non-GAAP)	$599	$609	$1,813	$1,906
Amortization of intangible assets reconciliation:
GAAP Amortization of intangible assets	$658	$657	$2,142	$1,915
Amortization of intangible assets (c)	(658)	(657)	(2,142)	(1,915)
Adjusted amortization of intangible assets (non-GAAP)	$—	$—	$—	$—
Goodwill impairment reconciliation:
GAAP Goodwill impairment	$—	$312	$2,213	$312
Goodwill impairment (d)	—	(312)	(2,213)	(312)
Adjusted goodwill impairment (non-GAAP)	$—	$—	$—	$—
Restructuring and integration costs reconciliation:
GAAP Restructuring and integration costs	$3	$6	$16	$42
Restructuring and integration costs (e)	(3)	(6)	(16)	(42)
Adjusted restructuring and integration costs (non-GAAP)	$—	$—	$—	$—
Acquired in-process research and development costs reconciliation:
GAAP Acquired in-process research and development costs	$—	$—	$1	$5
Acquired in-process research and development costs (f)	—	—	(1)	(5)
Adjusted acquired in-process research and development costs (non-GAAP)	$—	$—	$—	$—
Asset impairments reconciliation:
GAAP Asset impairments	$89	$406	$434	$629
Asset impairments (g)	(89)	(406)	(434)	(629)
Adjusted asset impairments (non-GAAP)	$—	$—	$—	$—
Acquisition-related contingent consideration reconciliation:
GAAP Acquisition-related contingent consideration	$(19)	$(238)	$(23)	$(297)
Acquisition-related contingent consideration (h)	19	238	23	297
Adjusted acquisition-related contingent consideration (non-GAAP)	$—	$—	$—	$—
Other income, net reconciliation:
GAAP Other income, net	$(15)	$(325)	$(4)	$(584)
Litigation and other matters (i)	40	(3)	30	(111)
Net (loss) gain on sale of assets (j)	(26)	328	(26)	695
Other (b)	1	—	—	—
Adjusted other income (non-GAAP)	$—	$—	$—	$—
Loss on extinguishment of debt reconciliation:
GAAP Loss on extinguishment of debt	$—	$(1)	$(75)	$(65)
Loss on extinguishment of debt (k)	—	1	75	65
Adjusted loss on extinguishment of debt (non-GAAP)	$—	$—	$—	$—

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			Table 2a (continued)

	Three Months Ended		Nine Months Ended
	September 30		September 30
(in millions)	2018	2017	2018	2017
(Provision for) benefit from income taxes reconciliation:
GAAP (Provision for) benefit from income taxes	$(51)	$1,700	$(74)	$2,829
Tax effect of non-GAAP adjustments (l)	22	(1,767)	(42)	(3,013)
Adjusted provision for income taxes (non-GAAP)	$(29)	$(67)	$(116)	$(184)

(a) Represents the sole component of the non-GAAP adjustment of “Legal and other professional fees” (see Table 2). Legal and other professional fees incurred during the three and nine months ended September 30, 2018 and 2017 in connection with recent legal and governmental proceedings, investigations and information requests related to, among other matters, our distribution, marketing, pricing, disclosure and accounting practices.
(b) Represents the two components of the non-GAAP adjustment of “Other” (see Table 2).
(c) Represents the sole component of the non-GAAP adjustment of “Amortization of intangible assets” (see Table 2).
(d) Represents the sole component of the non-GAAP adjustment of “Goodwill impairment” (see Table 2).
(e) Represents the sole component of the non-GAAP adjustment of “Restructuring and integration costs” (see Table 2).
(f) Represents the sole component of the non-GAAP adjustment of “Acquired in-process research and development costs” (see Table 2).
(g) Represents the sole component of the non-GAAP adjustment of “Asset impairments” (see Table 2).
(h) Represents the sole component of the non-GAAP adjustment of “Acquisition-related adjustments excluding amortization of intangible assets” (see Table 2).
(i) Represents the sole component of the non-GAAP adjustment of "Litigation and other matters" (see Table 2).
(j) Represents the sole component of the non-GAAP adjustment "Net (loss) gain on sale of assets" (see Table 2). Net gain on sale of assets of $328 million and $695 million during the three and nine months ended September 30, 2017, respectively, includes the $306 million gain on sale of iNova Pharmaceuticals in September 2017, the $98 million gain on the sale of Dendreon Pharmaceuticals LLC in June 2017 and the $316 million gain on the sale of CeraVe, AcneFree and AMBI skincare brands in March of 2017.
(k) Represents the sole component of the non-GAAP adjustment of “Loss on extinguishment of debt” (see Table 2).
(l) Represents the sole component of the non-GAAP adjustment of “Tax effect of non-GAAP adjustments” (see Table 2).

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Bausch Health Companies Inc.			Table 2b
Reconciliation of GAAP Net (Loss) Income to Adjusted EBITDA (non-GAAP)
For the Three and Nine Months ended September 30, 2018 and 2017
(unaudited)
	Three Months Ended		Nine Months Ended
	September 30		September 30
(in millions)	2018	2017	2018	2017
Net (loss) income attributable to Bausch Health Companies Inc.	$(350)	$1,301	$(3,804)	$1,891
Interest expense, net	417	456	1,262	1,383
Provision for (benefit from) income taxes	51	(1,700)	74	(2,829)
Depreciation and amortization	703	699	2,273	2,039
EBITDA	821	756	(195)	2,484
Adjustments:
Asset impairments	89	406	434	629
Goodwill impairments	—	312	2,213	312
Restructuring and integration costs	3	6	16	42
Acquired in-process research and development costs	—	—	1	5
Acquisition-related adjustments excluding amortization and depreciation	(19)	(238)	(23)	(297)
Loss on extinguishment of debt	—	1	75	65
Share-based compensation	22	19	65	70
Other adjustments:
Legal and other professional fees (a)	15	14	35	37
Litigation and other matters	(40)	3	(30)	111
Net loss (gain) on sale of assets (b)	26	(328)	26	(695)
Other	(1)	—	(1)	—
Adjusted EBITDA (non-GAAP)	$916	$951	$2,616	$2,763

(a) Legal and other professional fees incurred during the three and nine months ended September 30, 2018 and 2017 in connection with recent legal and governmental proceedings, investigations and information requests related to, among other matters, our distribution, marketing, pricing, disclosure and accounting practices.
(b) Net gain on sale of assets of $328 million and $695 million during the three and nine months ended September 30, 2017, respectively, includes the $306 million gain on sale of iNova Pharmaceuticals in September 2017, the $98 million gain on the sale of Dendreon Pharmaceuticals LLC in June 2017 and the $316 million gain on the sale of CeraVe, AcneFree and AMBI skincare brands in March of 2017.

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Bausch Health Companies Inc.							Table 3
Organic Growth (non-GAAP) - by Segment
For the Three and Nine Months ended September 30, 2018 and 2017
(unaudited)
	Calculation of Organic Revenue for the Three Months Ended
	September 30, 2018			September 30, 2017			Change in Organic Revenue
	Revenue as Reported	Changes in Exchange Rates (a)	Organic Revenue (Non-GAAP) (b)	Revenue as Reported	Divested Revenues	Organic Revenue (Non-GAAP) (b)
(in millions)							Amount	Pct.
Bausch + Lomb/International (c)
Global Vision Care	$209	$5	$214	$208	$—	$208	$6	3%
Global Surgical	159	3	162	161	(3)	158	4	3%
Global Consumer Products	354	11	365	392	(39)	353	12	3%
Global Ophtho Rx	161	2	163	149	—	149	14	9%
International Rx	264	8	272	324	(52)	272	—	—%
Total Bausch + Lomb/International	1,147	29	1,176	1,234	(94)	1,140	36	3%

Salix (c)	460	—	460	452	—	452	8	2%

Ortho Dermatologics (c)
Ortho Dermatologics (d)	148	—	148	151	(2)	149	(1)	(1)%
Global Solta	29	1	30	26	—	26	4	15%
Total Ortho Dermatologics	177	1	178	177	(2)	175	3	1%

Diversified Products (c)
Neurology and Other	211	—	211	227	(1)	226	(15)	(7)%
Generics	117	—	117	82	—	82	35	43%
Dentistry	24	—	24	32	—	32	(8)	(25)%
Other revenues (d)	—	—	—	15	(15)	—	—	—
Total Diversified Products	352	—	352	356	(16)	340	12	4%

Total revenues	$2,136	$30	$2,166	$2,219	$(112)	$2,107	$59	3%

(a) The impact for changes in foreign currency exchange rates is determined as the difference in the current period reported revenues at their current period currency exchange rates and the current period reported revenues revalued using the monthly average currency exchange rates during the comparable prior period.
(b) To supplement the financial measures prepared in accordance with GAAP, the Company uses certain non-GAAP financial measures. For additional information about the Company’s use of such non-GAAP financial measures, refer to the body of the news release to which these tables are attached. Organic revenue (non-GAAP) for the three months ended September 30, 2018 is calculated as revenue as reported adjusted for the impact for changes in exchange rates (previously defined in this news release). Organic revenue (non-GAAP) for the three months ended September 30, 2017 is calculated as revenue as reported less revenues attributable to divestitures and discontinuances during the twelve months prior to the day of divestiture or discontinuance, as there are no revenues from those businesses and assets included in the comparable current period. Organic revenue is also adjusted for acquisitions, however, during the three months ended September 30, 2018 and 2017, there were no acquisitions.

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Bausch Health Companies Inc.	Table 3 (continued)
Organic Growth (non-GAAP) - by Segment
For the Three and Nine Months ended September 30, 2018 and 2017
(unaudited)

(c) Commencing in the second quarter of 2018, the Company realigned its segment reporting structure and now operates in four operating segments. All segment references in this news release are to this realigned segment reporting structure and prior period presentations of segment results have been conformed to the current segment reporting structure to allow investors to evaluate results between periods on a constant basis. For more information about the current segment reporting structure, please see “Changes in Reportable Segments” in Note 2, “SIGNIFICANT ACCOUNTING POLICIES” to our unaudited interim Consolidated Financial Statements included in our quarterly report on Form 10-Q for the quarter ended September 30, 2018 and slide 26 in the appendix to our Third-Quarter 2018 Financial Results presentation.
(d) Effective in the first quarter of 2018, two products historically included in the reported results of the former Other business unit in the former U.S. Diversified segment are included in the reported results of the Ortho Dermatologics business unit in the Ortho Dermatologics segment as management believes the products better align with that business unit. Prior period presentations of segment and business unit revenues have been conformed to current segment and business unit reporting structures to allow investors to evaluate results between periods on a consistent basis.

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Bausch Health Companies Inc.						Table 3 (continued)
Organic Growth (non-GAAP) - by Segment
For the Three and Nine Months ended September 30, 2018 and 2017
(unaudited)
	Calculation of Organic Revenue for the Nine Months Ended
	September 30, 2018			September 30, 2017			Change in Organic Revenue
	Revenue as Reported	Changes in Exchange Rates (a)	Organic Revenue (Non-GAAP) (b)	Revenue as Reported	Divested Revenues	Organic Revenue (Non-GAAP) (b)
(in millions)							Amount	Pct.
Bausch + Lomb/International (c)
Global Vision Care	$611	$(8)	$603	$565	$—	$565	$38	7%
Global Surgical	512	(14)	498	490	(5)	485	13	3%
Global Consumer Products	1,053	(12)	1,041	1,146	(133)	1,013	28	3%
Global Ophtho Rx	482	(6)	476	459	—	459	17	4%
International Rx	801	(19)	782	931	(152)	779	3	—%
Total Bausch + Lomb/International	3,459	(59)	3,400	3,591	(290)	3,301	99	3%

Salix (c)	1,323	—	1,323	1,141	—	1,141	182	16%

Ortho Dermatologics (c)
Ortho Dermatologics (d)	370	—	370	479	(5)	474	(104)	(22)%
Global Solta	90	—	90	77	—	77	13	17%
Total Ortho Dermatologics	460	—	460	556	(5)	551	(91)	(17)%

Diversified Products (c)
Neurology and Other	636	—	636	718	(1)	717	(81)	(11)%
Generics	297	—	297	249	—	249	48	19%
Dentistry	84	—	84	95	(2)	93	(9)	(10)%
Other revenues (d)	—	—	—	211	(211)	—	—	—
Total Diversified Products	1,017	—	1,017	1,273	(214)	1,059	(42)	(4)%

Total revenues	$6,259	$(59)	$6,200	$6,561	$(509)	$6,052	$148	2%

(a) The impact for changes in foreign currency exchange rates is determined as the difference in the current period reported revenues at their current period currency exchange rates and the current period reported revenues revalued using the monthly average currency exchange rates during the comparable prior period.
(b) To supplement the financial measures prepared in accordance with GAAP, the Company uses certain non-GAAP financial measures. For additional information about the Company’s use of such non-GAAP financial measures, refer to the body of the news release to which these tables are attached. Organic revenue (non-GAAP) for the nine months ended September 30, 2018 is calculated as revenue as reported adjusted for the impact for changes in exchange rates (previously defined in this news release). Organic revenue (non-GAAP) for the nine months ended September 30, 2017 is calculated as revenue as reported less revenues attributable to divestitures and discontinuances during the twelve months prior to the day of divestiture or discontinuance, as there are no revenues from those businesses and assets included in the comparable current period. Organic revenue is also adjusted for acquisitions, however, during the nine months ended September 30, 2018 and 2017, there were no acquisitions.

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Bausch Health Companies Inc.	Table 3 (continued)
Organic Growth (non-GAAP) - by Segment
For the Three and Nine Months ended September 30, 2018 and 2017
(unaudited)

(c) Commencing in the second quarter of 2018, the Company realigned its segment reporting structure and now operates in four operating segments. All segment references in this news release are to this realigned segment reporting structure and prior period presentations of segment results have been conformed to the current segment reporting structure to allow investors to evaluate results between periods on a constant basis. For more information about the current segment reporting structure, please see “Changes in Reportable Segments” in Note 2, “SIGNIFICANT ACCOUNTING POLICIES” to our unaudited interim Consolidated Financial Statements included in our quarterly report on Form 10-Q for the quarter ended September 30, 2018 and slide 26 in the appendix to our Third-Quarter 2018 Financial Results presentation.
(d) Effective in the first quarter of 2018, two products historically included in the reported results of the former Other business unit in the former U.S. Diversified segment are included in the reported results of the Ortho Dermatologics business unit in the Ortho Dermatologics segment as management believes the products better align with that business unit. Prior period presentations of segment and business unit revenues have been conformed to current segment and business unit reporting structures to allow investors to evaluate results between periods on a consistent basis.

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Bausch Health Companies Inc.		Table 4
Consolidated Balance Sheet and Other Financial Information
(unaudited)

(in millions)	September 30, 2018	December 31, 2017
Cash Balances
Cash and cash equivalents	$973	$720
Restricted cash	—	77
Cash, cash equivalents and restricted cash	$973	$797

Debt Balances
Senior Secured Credit Facilities:
Revolving Credit Facilities	$75	$250
Series F Tranche B Term Loan Facility	—	3,420
2025 Term Loan B Facility	4,320	—
Senior Secured Notes	4,946	4,939
Senior Unsecured Notes:
5.375% Senior Unsecured Notes due March 2020	—	1,699
7.00% Senior Unsecured Notes due October 2020	—	71
6.375% Senior Unsecured Notes due October 2020	—	656
6.750% Senior Unsecured Notes due October 2021	—	648
7.250% Senior Unsecured Notes due October 2022	—	545
9.25% Senior Unsecured Notes due April 2026	1,481	—
8.50% Senior Unsecured Notes due January 2027	738	—
All other Senior Unsecured Notes	13,157	13,201
Other	14	15
Total long-term debt and other, net of unamortized discounts and issuance costs	24,731	25,444
Plus: Unamortized discounts and issuance costs	324	308
Total long-term debt and other	$25,055	$25,752

Maturities and Mandatory Payments of Debt Obligations
October through December 2018	$125	$209
2019	230	—
2020	228	2,690
2021	2,628	3,175
2022	1,478	5,115
2023	6,293	6,051
Thereafter	14,073	8,512
Total gross maturities	$25,055	$25,752

	2018	2017
Cash provided by operating activities - Three months ended September 30	$522	$490

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